Exhibit 10.1

execution version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 21, 2022, is entered into by and among AgroFresh Solutions, Inc., a Delaware corporation (the “Company”), each of the Persons listed on Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”), Paine Schwartz Partners, LLC (“Paine Schwartz”), and, solely for purposes of Section 10(b) and Sections 12 through 23 hereof, Paine Schwartz Food Chain Fund V, L.P. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), and (iii) Project Cloud Holdings Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Series B Shares or Shares set forth opposite such Stockholder’s name on Exhibit A (together with any shares of capital stock that such Stockholder subsequently acquires or becomes the beneficial owner of, the “Owned Shares”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders and the Company hereby agree as follows:

Section 1. Agreement to Vote. From and after the date hereof until the termination of this Agreement in accordance with Section 2, at any meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, in each case, upon which a vote, consent or other approval (including a written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, the Stockholders agree to, and agree to cause their applicable Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of its and their respective Owned Shares as follows, unless the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has made a Change of Recommendation that amounts to a recommendation against item (i) below and that has not been rescinded or withdrawn (in which case the Stockholders will be permitted to vote their Owned Shares with respect to the following matter in any manner they choose in their sole discretion): (1) in favor of (“for”) (i) the Merger and the adoption of the Merger Agreement, (ii) each of the other actions contemplated by the Merger Agreement or necessary or desirable in furtherance of the Merger and the other transactions contemplated by the Merger Agreement and (iii) the adjournment of any meeting of the Company’s stockholders in accordance with Section 6.4 of the Merger Agreement and (2) against any action or agreement that would reasonably be expected to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled (clauses (1) and (2) collectively, the “Supported Matters”). Each Stockholder shall cause all of its Owned Shares to be counted as present thereat (including by proxy) for purposes of establishing a quorum at each meeting of the Company’s stockholders at which the matters described in this Section 1 are to be considered (including every adjournment or postponement thereof). For the avoidance of doubt, other than with respect to the Supported Matters, no Stockholder has any obligation to vote its Owned Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), each Stockholder shall be entitled to vote its Owned Shares in its sole discretion. Each Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to the Owned Shares and irrevocably appoints the Company and each member of the Special Committee, individually and with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact to appear at any meeting with respect to all of its Owned Shares and to vote or execute written consents with respect to such Owned Shares (or cause such Owned Shares to be voted, including by instructing nominees or record holders to vote the Owned Shares) in accordance with this Section 1. This proxy shall be automatically revoked upon the occurrence of the Termination Date.

Section 2. Termination. This Agreement shall terminate without further action upon the earlier to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (such earlier date being referred to herein as the “Termination Date”); provided that the provisions set forth in Section 8, Sections 12 through 23 and, in the case of termination pursuant to Section 2(b), Section 10(b), shall survive the termination of this Agreement; and provided further that the termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party resulting from that party’s Willful and Material Breach (as defined below) or Fraud prior to the date of termination. For purposes hereof, “Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a party hereto that knows, or would reasonably be expected to have known, that the taking of such act or failure to act would, or would reasonably be expected to, result in, constitute or cause such a material breach.

Section 3. Efforts; Forbearance. From the date of this Agreement until the Effective Time, Paine Schwartz shall not, and shall cause its Affiliates not to (including, for the avoidance of doubt, through the use of negative control rights where available), directly or indirectly, invest in or acquire, or agree to invest in or acquire, including by merging or consolidating with, or by purchasing the assets of or equity in, any Person (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would reasonably be expected to (A) prevent, materially delay or materially impair the obtaining of, or adversely affect in any material respect the ability of Parent or its Affiliates to obtain, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Notwithstanding anything in this Agreement to the contrary, the restrictions set forth in the first sentence of this Section 3 shall not apply to any existing portfolio company (as such term is commonly understood in the private equity industry) of Paine Schwartz or its affiliated funds or investment vehicles so long as such portfolio company is not acting at the direction or request of, or in coordination with, Paine Schwartz or its Affiliates. Paine Schwartz shall, and shall cause its Affiliates to: (i) give the Company prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by the Merger Agreement; (ii) keep the Company informed as to the status of any such request or proceeding; (iii) give the Company notice and an opportunity to participate in any substantive communication made to the FTC, the Antitrust Division of the DOJ, or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by the Merger Agreement; (iv) promptly notify the Company of any communication from the FTC, the DOJ or any other domestic, foreign or supranational Governmental Authority regarding the Merger or any other transactions contemplated by the Merger Agreement and (v) use reasonable best efforts to (x) provide information requested by and participate in meetings with any Governmental Authority and (y) provide reasonable assistance to Parent and Merger Sub, in each case of the foregoing clauses (x) and (y), in connection with the obtaining of any authorizations, consents, orders, declarations or approvals of any such Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger. Subject to applicable Laws relating to the exchange of information, the Company shall have the right to review in advance, and Paine Schwartz shall consult with the Company on and consider in good faith the Company’s views in connection with, any filing made with, or substantive written materials submitted or substantive communication made to any Governmental Authority in connection with the Merger or any other transactions contemplated by the Merger Agreement. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, Paine Schwartz shall permit authorized representatives of the Company to be present at each non-ministerial meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any presentation, letter, white paper, or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, the Company, each Stockholder and Paine Schwartz shall act reasonably and as promptly as practicable. Materials provided pursuant to this Section 3 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

Section 4. Transfers. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) directly or indirectly offer, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Owned Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares that is inconsistent with this Agreement, (iii) commit or agree to take any of the foregoing actions or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement in any material respect. Any transfer in violation of this Section 4 shall be void ab initio. Notwithstanding anything to the contrary, the Stockholders may Transfer any or all of such Stockholder’s Owned Shares, in accordance with applicable Laws, to such Stockholder’s controlled Affiliates; provided, that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Owned Shares or any interest in any of such Owned Shares is or may be Transferred shall have executed and delivered to the Company a joinder agreement to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement applicable to a Stockholder.

Section 5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company as follows:

(a) Authority. Each Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by each Stockholder and constitutes a legal, valid and binding agreement of each Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) No Conflicts; Consents.

(i) The execution and delivery of, compliance with and performance by each Stockholder of this Agreement do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

(ii) No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

(c) Ownership of the Owned Shares. As of the date hereof, (i) each Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on Exhibit A, free and clear of any and all Liens and (ii) other than as set forth in Exhibit A, no Stockholder or Affiliated Stockholder is the owner, of record or beneficially, of any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company.

Section 6. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows:

(a) Authority. The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the Company Board (acting on the recommendation of the Special Committee)) to execute, deliver and perform its obligations under this Agreement in accordance with the terms hereof and no other corporate action by the Company or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Noncontravention.

(i) The execution, delivery and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable Law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

(ii) No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Authority or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair the consummation of the Merger or the performance by the Company of its obligations under this Agreement.

Section 7. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

Section 8. Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall not survive the Termination Date; provided, however, in the event of a termination of this Agreement pursuant to Section 2(b), Sections 12 through 23, and Section 10(b) shall survive and remain in full force and effect.

Section 9. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives, to the fullest extent of the Law, and agrees not to assert any appraisal rights under Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, with respect to all of such Stockholder’s Owned Shares with respect to the Merger and the transactions contemplated by the Merger Agreement.

Section 10. Other Agreements.

(a) Acting upon the unanimous recommendation of the Special Committee, the Company hereby (i) irrevocably (subject to the immediately following sentence) waives, and shall not enforce, the obligations of each Stockholder and its controlled Affiliates pursuant to Section 5.10(a) of the Investment Agreement with respect to any actions taken by such Stockholder and such Affiliates in furtherance of the Merger (and all other transactions incidental and related thereto) and the exercise of any rights pursuant to the Merger Agreement and (ii) acknowledges and agrees that the Merger Agreement and the transactions contemplated thereby, including the Merger (and all other transactions incidental and related thereto) and the exercise of any rights pursuant to the Merger Agreement are (and shall be deemed to be) permitted under the Investment Agreement. The preceding sentence, including the waiver referred to in clause (i), shall terminate and be of no force or effect upon the valid termination of the Merger Agreement (it being understood that no such termination shall retroactively invalidate any statement or action of such Stockholder and/or such Affiliates made or taken during the period during which such waiver was in effect so long as such statement or action was not, at the time made or taken, in breach of such waiver).

(b) In the event the Merger Agreement is terminated in accordance with its terms and damages are paid or become payable by any Parent Related Party in connection with any Fraud or Willful and Material Breach of the Merger Agreement, (i) the Company may use the proceeds of such damages in its sole discretion (as determined by the Special Committee), including to declare or pay any dividend on the Shares (a “Permitted Dividend”) or redeem any of the Series B Shares (a “Permitted Redemption”) and (ii) the Company may effectuate a refinancing of its Indebtedness, including without limitation, by amending, supplementing or replacing the Loan Agreement (a “Permitted Refinancing”). By executing this Agreement, the Stockholders hereby irrevocably waive (including, without limitation, pursuant to Section 12 of the Certificate of Designation of the Series B Shares (the “Series B COD”)) the right to receive any payment of any Permitted Dividend with respect to any Owned Shares (whether Series B Shares or Shares), including the right to receive participating dividends in connection therewith pursuant to Section 4.3 of the Series B COD, irrevocably consent to the declaration and payment of a Permitted Dividend pursuant to Section 6.2 of the Series B COD, and irrevocably waive any provisions of the Series B COD or the Investment Agreement that would prohibit payment of any Permitted Dividend. Further, the Stockholders hereby irrevocably waive pursuant to Section 12 of the Series B COD any limitations on the amount of Series B Shares that may be redeemed pursuant to Section 7.2 of the Series B COD in connection with a Permitted Redemption and further irrevocably waive their right to convert any Series B Shares identified for redemption in any Elective Redemption Notice delivered to such Stockholder in connection with a Permitted Redemption, , and irrevocably waive any provisions of the Series B COD or the Investment Agreement that would prohibit the Company from effecting any Permitted Redemption. Further, the Stockholders hereby consent to a Permitted Refinancing and irrevocably waive any provisions of the Series B COD or the Investment Agreement that would impede a Permitted Refinancing. A Stockholder shall not Transfer any or all of such Stockholder’s Owned Shares unless, prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Owned Shares or any interest in any of such Owned Shares is or may be Transferred shall have executed and delivered to the Company a joinder agreement to this Agreement pursuant to which such Person shall be bound to the consents and waivers set forth in this Section 10(b). Any Transfer in violation of the preceding sentence shall be void ab initio. Paine Schwartz Food Chain Fund V, L.P. agrees to be bound by the consents and waivers set forth in this Section 10(b) as if it were a Stockholder hereunder.

Section 11. Further Assurances. The Stockholders and the Company shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Special Committee may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

Section 12. Notices. Each party hereto agrees that notice or the service of process in any Action arising out of or relating to this Agreement shall be given in the manner set forth in Section 9.6 of the Merger Agreement, addressed as follows: (i) if to the Company or the Special Committee, to such address or email address set forth in Section 9.6 of the Merger Agreement and (ii) if to any Stockholder or Paine Schwartz, to the address or email address of Parent as set forth in Section 9.6 of the Merger Agreement or as otherwise set forth on the signature pages hereto.

Section 13. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as may from time to time be amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The word “or” is not exclusive, and shall be interpreted as “and/or”. The words “shall” and “will” have the same meaning. Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 14. Entire Agreement. This Agreement (including the schedules and exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, other than to the extent modified by this Agreement and that certain Limited Waiver, dated as of October 26, 2022, the Investment Agreement shall continue to apply unaffected by this Agreement.

Section 15. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16. Governing Law. This Agreement and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) expressly submits to the personal jurisdiction and venue of the Chosen Courts, in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address as prescribed by Section 12, such service to become effective ten (10) days after such mailing. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

Section 17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 18. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of this Agreement (including any party failing to take such actions that are required of it by this Agreement in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof (including specific performance or other equitable relief to cause the Stockholder to perform any obligations required of it) and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither the Company nor the Stockholders would have entered into this Agreement.

Section 19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 20. Counterparts. This Agreement may be executed (including by an electronic signature (e.g., DocuSign)) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 21. Amendment. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

Section 22. No Presumption Against Drafting Party. The Company and the Stockholders have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 23. Special Committee Matters. For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed by the Special Committee or its designees. Without the consent of the Special Committee, the Company Board shall not, and the Stockholders shall cause any of their Affiliates who are members of the Company Board not to, (a) eliminate, revoke or diminish the authority of the Special Committee or (b) remove or cause the removal of any director of the Company Board that is a member of the Special Committee as a member of the Special Committee.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AGROFRESH SOLUTIONS, INC.

By	/s/ Clinton A. Lewis, Jr.
	Name:	Clinton A. Lewis, Jr.
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

PSP AGFS HOLDINGS, L.P.

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

PAINE SCHWARTZ FOOD CHAIN FUND V GP, LTD.

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Director

[Signature Page to Voting and Support Agreement]

PAINE SCHWARTZ FOOD CHAIN FUND V GP, L.P.

By: Paine Schwartz Food Chain Fund V GP, Ltd.
Its: General Partner

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Director

[Signature Page to Voting and Support Agreement]

/s/ Kevin Schwartz
Kevin Schwartz

[Signature Page to Voting and Support Agreement]

PAINE SCHWARTZ PARTNERS, LLC

By: Paine Schwartz Partners Founders, L.P.
Its: Manager

By: Paine Schwartz Partners Founders GP, LLC
Its: General Partner

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Managing Member

[Signature Page to Voting and Support Agreement]

PAINE SCHWARTZ FOOD CHAIN FUND V L.P.

By: Paine Schwartz Food Chain Fund V GP, L.P.
Its: General Partner

By: Paine Schwartz Food Chain Fund V GP, Ltd.
Its: General Partner

By	/s/ Kevin Schwartz
	Name:	Kevin Schwartz
	Title:	Director

[Signature Page to Voting and Support Agreement]

EXHIBIT A

Beneficial Owner	Owned Shares
Paine Schwartz Food Chain Fund V GP, L.P.	33,982,720 Shares 33,982,720 Series B Shares
Paine Schwartz Food Chain Fund V GP, Ltd.	33,982,720 Shares 33,982,720 Series B Shares
PSP AGFS Holdings, L.P.	33,982,720 Shares 33,982,720 Series B Shares
Paine Schwartz Partners, LLC	183,190 Shares
Kevin Schwartz	33,982,720 Shares

A-1

EXHIBIT B

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; and 83 Del. Laws, c. 377, § 22].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

8 Del. C. 1953, §  262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, §  24; 57 Del. Laws, c. 148, §§  27-29; 59 Del. Laws, c. 106, §  12; 60 Del. Laws, c. 371, §§  3-12; 63 Del. Laws, c. 25, §  14; 63 Del. Laws, c. 152, §§  1, 2; 64 Del. Laws, c. 112, §§  46-54; 66 Del. Laws, c. 136, §§  30-32; 66 Del. Laws, c. 352, §  9; 67 Del. Laws, c. 376, §§  19, 20; 68 Del. Laws, c. 337, §§  3, 4; 69 Del. Laws, c. 61, §  10; 69 Del. Laws, c. 262, §§  1-9; 70 Del. Laws, c. 79, §  16; 70 Del. Laws, c. 186, §  1; 70 Del. Laws, c. 299, §§  2, 3; 70 Del. Laws, c. 349, §  22; 71 Del. Laws, c. 120, §  15; 71 Del. Laws, c. 339, §§  49-52; 73 Del. Laws, c. 82, §  21; 76 Del. Laws, c. 145, §§  11-16; 77 Del. Laws, c. 14, §§  12, 13; 77 Del. Laws, c. 253, §§  47-50; 77 Del. Laws, c. 290, §§  16, 17; 79 Del. Laws, c. 72, §§  10, 11; 79 Del. Laws, c. 122, §§  6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9;